Exhibit 107

Calculation of Filing Fee Table

Form S-8

Pulmatrix, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	5,165	(3)	$16.44	(4)	$84,912.60	$0.0000927	$7.87
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	155,936	(5)	$6.81	(6)	$1,061,924.16	$0.0000927	$98.44
Total			161,101				$1,146,836.76		$106.31
Total Fee Offsets									$-
Net Fee Due									$106.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of Pulmatrix, Inc. (the “Company”) common stock, par value $0.0001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.
(2)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0000927.
(3)	Represents shares of Common Stock added to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) pursuant to an “evergreen” provision which allows for an annual increase in the number of shares of Common Stock available for issuance under the Plan (the “Evergreen Provision”), and that are issuable upon the exercise of stock options awarded thereunder.
(4)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the price at which such stock options may be exercised.
(5)	Represents shares of Common Stock added to the Plan pursuant to the Evergreen Provision, and that are reserved for issuance pursuant to future awards under the Plan.
(6)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act, upon the high and low selling prices of the Common Stock on March 24, 2022 as reported on the NASDAQ Capital Market.